Agreement to Extend Time for Payment of September 30, 2013

“12% Secured Promissory Note Due December 31, 2020”

Agreement to Extend Time for Payment of September 30, 2013

“12% Secured Promissory Note Due December 1, 2018”

This Agreement to Extend Time for Payment of the September 30, 2018 “12% Secured Promissory Note that was due December 1, 2018” is entered into by and between Plastic2Oil, Inc. fka JBI, Inc., a Nevada corporation (the “Company”) and Richard Heddle, the Company’s Chief Executive Officer and a member of the Company board of directors (“Holder”) effective July 25, 2019.

WHEREAS, on September 30, 2013, the Company entered into a Subscription Agreement (the “Purchase Agreement”) with Holder;

WHEREAS, pursuant to the Purchase Agreement the Company sold to Holder a $2 million principal amount “12% Secured Promissory Note due September 30, 2018” (the “September Note”) that was further extended until December 1, 2018;

WHEREAS, the September Note amended and extended until December 1, 2018 was issued by the Company provides inter alia that all principal and interest on the Note was due and payable in full by the Company on December 1, 2018;

WHEREAS, the Company and Holder desire to extend the date when payment of all principal and interest is due and payable on the September Note to December 31, 2020; and,

WHEREAS, the September Note provides that, to be effective, such an extension of the time for payment must be agreed in writing by Holder;

NOW, THEREFORE, the Company and Holder agree that the time for payment of all principal and interest due and payable on the September Note is hereby extended from December 1, 2018 to December 31, 2020.

“Holder”		“The Company”
Plastic2Oil, Inc.

/s/ Richard Heddle	By:	/s/ Richard Heddle
Richard Heddle		Richard Heddle
Chief Executive Officer